Exhibit 99.10

Loan Agreement

Borrower:	(Party A) Ziben Tiantang Co., Ltd.

Lender:	(Party B) Top Favor Limited

In view of handling foreign-related matters, Parties A and B make this agreement through friendly consultation to mutually abide by its terms.

1.	Loan Amount

Party A hereby confirms that it has borrowed US$10,044,200.00 from Party B as of the date this agreement is signed.

2.	Interest Rate

Higher than the standard interest rate for a bank loan at The People’s Bank of China over the same period, at 7%.

3.	Loan and Repayment Period

The term of the loan is from June 8, 2013, to December 7, 2013.

4.	Method of Repayment

Repayment: interest due every six months, with the principal and all outstanding interest due at maturity. The principal and interest are payable in United States Dollars or RMB. If, after this agreement becomes effective, lender requires repayment of the loan due to an emergency, lender must notify borrower one month in advance to enable borrower to arrange for such repayment.

5.	Method of Dispute Resolution

The parties shall resolve any dispute by negotiation. If negotiation fails, the parties agree to resolve the dispute by an arbitration body located at where this agreement is entered into.

6.	Others

a.	No party may unilaterally amend and terminate this agreement. Any party seeking to amend or terminate this agreement in accordance with the Contract Law of The People’s Republic of China shall promptly notify the other party in writing, and reduce any agreement of the parties in writing.

b.	If this agreement is incomplete, the parties shall mutually make such additional supplementary provisions, such provisions to have the same legal effect as the agreement.

c.	This agreement shall be made in two copies, with the parties holding one each, and shall become effective upon the parties’ seal.

d.	This agreement is entered into in Pingdingshan City, Henan Province, on June 8, 2013.

Borrower (Seal):	[seal of Ziben Tiantang Co., Ltd. ]
Legal Representative (Seal):	/s/ Zhang Kunfeng

Agent (Seal):

Lender (Seal):	[seal of Top Favor Limited]
Legal Representative (Seal):	/s/ LV Jianhua

Agent(Seal):

Agreement Signing Date: June 8, 2 013